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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the use and incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-99203 of Kroll Inc. on Form S-3 of our report dated February 15, 2002 (March 21, 2002 as to Note 20 and September 5, 2002 as to Note 21), relating to the consolidated financial statements for the year ended December 31, 2001, appearing in the Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP



New York, New York
September 24, 2002